SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2
(Amendment No. 2 – Exit Filing)*

JFROG LTD.
(Name of Issuer)
ORDINARY SHARES, NIS 0.01 PAR VALUE PER SHARE
(Title of Class of Securities)
M6191J100
(CUSIP Number)
December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
⌧ Rule 13d-1(d)
*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M6191J100		13G	Page 1 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners X, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,203,027
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,203,027
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,203,027
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.3%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 2 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Cayman) X, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,806,510
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,806,510
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,806,510
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 3 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners (Delaware) X, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 349,451
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 349,451
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 349,451
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 4 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Partners X (Co-Investors), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 52,418
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 52,418
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,418
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 5 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates X, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,411,448
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,411,448
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,411,448
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.5%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 6 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Venture Associates X, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,411,448
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,411,448
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,411,448
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.5%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 7 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners (Cayman) XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 149,765
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 149,765
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 149,765
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 8 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners (Delaware) XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 19,974
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 19,974
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,974
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 9 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners (EU) XI, S.C.Sp.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 18,547
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 18,547
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,547
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 10 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners XI (Co-Investors) (B), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,283
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,283
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,283
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 11 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners XI (Co-Investors), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,377
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,377
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,377
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 12 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Partners XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 142,770
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 142,770
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 142,770
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 13 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Associates XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 318,169
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 318,169
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 318,169
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 14 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Associates XI, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 318,169
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 318,169
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 318,169
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 15 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Associates (EU) XI, S.a.r.l
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 18,547
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 18,547
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,547
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

CUSIP No. M6191J100		13G	Page 16 of 25 Pages

1.	NAMES OF REPORTING PERSONS Insight Holdings Group, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,748,164
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,748,164
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,748,164
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9%(1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	Calculations are based upon 97,312,040 Ordinary Shares of the Issuer outstanding as of December 31, 2021, as communicated by the Issuer to the Reporting Persons on February 1, 2022.

Item 1(a).	Name of Issuer:
JFrog Ltd. (the “Issuer”)
Item 1(b).	Address of Issuer’s Principal Executive Offices:
270 E. Caribbean Drive, Sunnyvale, CA 94089
Item 2(a).	Name of Person Filing:
This Statement is being filed by the following persons (each a “Reporting Person” and, collectively, the “Reporting Persons”): (i) Insight Venture Partners X, L.P., a Cayman Islands exempted limited partnership (“IVP X”), (ii) Insight Venture Partners (Cayman) X, L.P., a Cayman Islands exempted limited partnership (“IVP Cayman X”), (iii) Insight Venture Partners (Delaware) X, L.P., a Delaware limited partnership (“IVP Delaware X”), (iv) Insight Venture Partners X (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“IVP Co-Investors X” and, together with IVP X, IVP Cayman X and IVP Delaware X, the “IVP X Funds”), (v) Insight Venture Associates X, L.P., a Cayman Islands exempted limited partnership (“IVA X”), (vi) Insight Venture Associates X, Ltd., a Cayman Islands exempted company (“IVA X Ltd”), (vii) Insight Partners (Cayman) XI, L.P., a Cayman Islands exempted limited partnership (“Cayman XI”), (viii) Insight Partners (Delaware) XI, L.P., a Delaware limited partnership (“Delaware XI”), (ix) Insight Partners XI (Co-Investors) (B), L.P., a Cayman Islands exempted limited partnership (“Co-Investors XI B”), (x) Insight Partners XI (Co-Investors), L.P., a Cayman Islands exempted limited partnership (“Co-Investors XI”), (xi) Insight Partners XI, L.P., a Cayman Islands exempted limited partnership (“IP XI” and, together with Cayman XI, Delaware XI, Co-Investors XI B and Co-Investors XI, the “Fund XI Entities”), (xii) Insight Associates XI, L.P., a Cayman Islands exempted limited partnership (“IA XI LP”), (xiii) Insight Associates XI, Ltd., a Cayman Islands exempted company (“IA XI Ltd”) (xiv) Insight Partners (EU) XI, S.C.Sp., a Luxembourg special limited partnership (“EU XI” and, together with the Fund XI Entities, the “XI Funds”), (xv) Insight Associates (EU) XI, S.a.r.l., a Luxembourg limited liability company (“IA EU XI”) and (xvi) Insight Holdings Group, LLC, a Delaware limited liability company (“Holdings”).
The general partner of each of the IVP X Funds is IVA X, whose general partner is IVA X Ltd. The general partner of each of the Fund XI Entities is IA XI LP, whose general partner is IA XI Ltd. The general partner of EU XI is IA EU XI . Holdings is the sole shareholder of each of IVA X Ltd, IA XI Ltd and IA EU XI.
Item 2(b).	Address of Principal Business Office or, if None, Residence:
The address of the principal business and principal office of each of the Reporting Persons is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.
Item 2(c).	Citizenship:
See Item 2(a).
Item 2(d).	Title of Class of Securities:
Ordinary Shares, par value NIS 0.01 per share (“Ordinary Shares”)
Item 2(e).	CUSIP Number:
M6191J100
Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment company registered under Section 8 of the Investment Company Act.
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
Not applicable.

Item 4.	Ownership.
The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover pages hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.
Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8.	Identification and Classification of Members of the Group.
The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The agreement among the Reporting Persons to file jointly in accordance with Rule 13d-1(k) of the Exchange Act is attached hereto as Exhibit 99.1. The Reporting Persons disclaim membership in a group and this report shall not be deemed an admission by any of the Reporting Persons that they are or may be members of a “group” for purposes of Rule 13d-5 or for any other purpose.
Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.	Certification.
Not applicable.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
INSIGHT HOLDINGS GROUP, LLC

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Attorney-in-Fact

INSIGHT VENTURE PARTNERS X, L.P.
By:	Insight Venture AssociatesX, L.P., its general partner
By:	Insight Venture Associates X, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS (CAYMAN) X, L.P.
By:	Insight Venture Associates X, L.P., its general partner
By:	Insight Venture Associates X, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS (DELAWARE) X, L.P.
By:	Insight Venture Associates X, L.P., its general partner
By:	Insight Venture Associates X, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE PARTNERS X (CO-INVESTORS), L.P.
By:	Insight Venture Associates X, L.P., its general partner
By:	Insight Venture Associates X, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

[Signature Page to Schedule 13G]

INSIGHT VENTURE ASSOCIATES X, L.P.
By:	Insight Venture Associates X, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT VENTURE ASSOCIATES X, LTD.

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT ASSOCIATES XI, LTD.

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT ASSOCIATES XI, L.P.
By:	Insight Associates XI, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT ASSOCIATES (EU) XI, SARL
By:	Insight Venture Associates XI, L.P., its general partner
By:	Insight Venture Associates XI, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

[Signature Page to Schedule 13G]

INSIGHT PARTNERS (CAYMAN) XI, L.P.
By:	Insight Associates XI, L.P., its general partner
By:	Insight Associates XI, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT PARTNERS (DELAWARE) XI, L.P.
By:	Insight Associates XI, L.P., its general partner
By:	Insight Associates XI, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT PARTNERS (EU) XI, S.C.SP.
By:	Insight Associates (EU) XI, S.a.r.l., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT PARTNERS XI (CO-INVESTORS) (B), L.P.
By:	Insight Associates XI, L.P., its general partner
By:	Insight Associates XI, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT PARTNERS XI (CO-INVESTORS), L.P.
By:	Insight Associates XI, L.P., its general partner
By:	Insight Associates XI, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

INSIGHT PARTNERS XI, L.P.
By:	Insight Associates XI, L.P., its general partner
By:	Insight Associates XI, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Officer

[Signature Page to Schedule 13G]

EXHIBIT INDEX

Exhibit 99.1	Joint Filing Agreement, as required by Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended